Exhibit 99.3

Director Consent

April 24, 2008

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I, Dr. Zoltan Cendes, do hereby consent to the inclusion of my name in the Registration Statement on Form S-4 filed by ANSYS, Inc. with the Securities and Exchange Commission on April 24, 2008, the related prospectus and all supplements and amendments, including post-effective amendments, thereto (the “Registration Statement”), as a person about to become a director of ANSYS, Inc., effective upon completion of the step one merger described in the Registration Statement.

/s/ Zoltan Cendes
Dr. Zoltan Cendes